Exhibit 10.1

January 14, 2014

Mr. Andrew F. Walters
[Address]

Dear Andy:

Contingent upon the approval of the Board of Directors, I am pleased to offer you the position of Chief Administrative Officer of San Jose Water Company (the “Company”) reporting to W. Richard Roth, Chairman of the Board, President and Chief Executive Officer. Your appointment as Chief Administrative Officer of the Company will be effective January 31, 2014.

Your starting base salary will be $13,461.54 bi-weekly, which is approximately $350,000.00 annualized, and an annual short-term incentive bonus target of $70,000.00. Your actual short-term bonus each year may range from zero to 150% of your target bonus based on corporate and individual performance, and your actual short-term bonus for the 2014 calendar year will be prorated based on the months worked during the year. The bonus you earn for each calendar year will be paid to you by March 15 of the following year. The payment of your salary and bonuses will be subject to the Company’s collection of all applicable withholding taxes.

You will also be entitled to receive a special bonus payment of $30,000 which will be paid to you within 30 days following commencement of employment, net of applicable withholding taxes.

Subject to the approval of the Executive Compensation Committee, you will also receive a restricted stock unit award covering a number of shares of Common Stock of SJW Corp. equal to $110,000.00 divided by the fair market value of the Common Stock on the effective date of the grant. Each restricted stock unit will entitle you to receive one share of Common Stock following vesting. The shares shall vest in three equal annual installments over the three-year period of service measured from your start date of January 31, 2014. The remaining terms of the award will be as set forth in the Restricted Stock Unit Issuance Agreement evidencing the award.

You will also be provided with a company car and reimbursement of the annual or monthly membership fee for one local health club, up to a total of $2,500 per calendar year (without carryover of any portion of that amount to any other calendar year and pro-rated for any partial calendar year of employment). To obtain such reimbursement, you must submit appropriate documentation of your payment of each such fee within forty-five days after the required payment date, and the Company will reimburse you for such fee within thirty days thereafter.

The Company will reimburse you for reasonable moving expenses in an aggregate amount not to exceed $5,000 incurred by you in relocating to the San Jose, California area. The reasonable moving expenses eligible for reimbursement include reasonable transportation, meals and lodging, moving services for household, personal goods and business/research equipment, pre-move house hunting, short-term temporary housing, and storage. In order to qualify for reimbursement for moving services, you must use the lowest of at least two moving service company estimates and the written estimates must be provided to the Company for approval prior to your retention of the moving service company. In addition, the Company will reimburse you in an aggregate amount not to exceed $15,000 for (i) the closing costs associated with the purchase of a new primary residence in the San Jose area and (ii) commuting expenses incurred by you in traveling to work in San Jose prior to the time you relocate to the San Jose area. You must submit proper documentation for each relocation, closing cost and commuting expense eligible for reimbursement within sixty (60) days after the later of (i) your incurrence of such expense or (ii) your receipt of the invoice for such expense. If such expense qualifies for reimbursement, then the Company will reimburse you for that expense within ten (10) business days thereafter, net of applicable withholding taxes.

The amount of expenses eligible for reimbursement (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits to be provided) hereunder in any other calendar year. Your right to any reimbursement (or in-kind benefits) may not be exchanged or liquidated for any other payment or benefit, and in no event will any expense be reimbursed after the close of the calendar year following the calendar year in which that reimbursable expense is incurred.

Your duties will be to partner with the CEO and the other executive officers to provide strategic leadership and drive the continued growth of our business. As part of this responsibility, you will become a member of the senior executive group and report regularly to the CEO and the other senior executive officers regarding any administrative matter.

As a regular full-time employee, you are eligible for the standard benefits package at a nominal monthly cost. This coverage includes major medical, dental, life insurance, and long term disability and will become effective on the first of the month following 30 days of employment. Dependent coverage may also be elected for an additional monthly fee. You will also be eligible for our 401(k) and Retirement Plan, in accordance with the terms and conditions of these Plans. You will be eligible for four weeks of vacation per year to be accrued in accordance with Company policies. The complete benefit package will be explained in further detail at your orientation.

Our progress and growth are the result of each employee's contribution. As responsibility increases, typically so do the rewards. Formal performance reviews are generally conducted annually with salary increases based upon merit and performance. Generally, a non-salary performance review is conducted at the end of the 180 days probationary period.

Employment is, and will always be, one of at-will employment. That is, as employment is voluntary, you are free to resign at any time. Similarly, the Company is free to terminate this employment relationship at any time.

As required by law, upon your first day of employment, you will be asked to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with the Company.

By signing below, you hereby confirm the following you have no outstanding agreement or obligation that is in conflict with any of the provisions of this agreement, or that would preclude you from complying with the provisions hereof.

The Company is committed to providing a safe and productive working environment. Therefore, this offer is contingent upon the completion of a background screen which includes prior employment, educational and criminal history, as well as upon passing a drug test to be taken after the Company’s receipt of a written offer acceptance. To take the test, use the attached forms for U.S. HealthWorks.

Andy, we realize that this is an important decision for you. We sincerely believe that this offer provides you with an excellent opportunity. We are confident that the Company will provide the challenge and growth potential you seek.

This offer of employment will be open until the close of business on Tuesday, January 21, 2014, and your expected employment commencement date will be January 31, 2014. We are looking forward to an affirmative response. To accept this offer, please sign and date a copy of this letter and return in the enclosed envelope. A second copy of this offer is enclosed for your personal records.

If you have any questions or need additional information, please do not hesitate to call me at (408) 279-7976. We are excited at the prospect of having you join us at San Jose Water Company, and we look forward to working with you.

Best regards,

/s/ W. Richard Roth
W. Richard Roth
President and Chief Executive Officer

Acceptance
I am pleased to accept this offer. I will report to work on Friday, January 31, 2014.

Signature: /s/ Andrew F. Walters                 Date: January 14, 2014
Andrew F. Walters